Exhibit 99.1

May 2, 2003

DTE ENERGY REPORTS FIRST QUARTER EARNINGS

     DETROIT – DTE Energy Co. (NYSE: DTE) today reported first quarter 2003 earnings of $155 million, or $0.92 per diluted share, compared with $200 million, or $1.24 per diluted share last year. These earnings include several non-recurring items and accounting changes.

     Operating earnings (which exclude non-recurring items, tax credit driven normalization, discontinued operations, and cumulative effect of accounting changes) for the first quarter ended March 31, 2003 were $178 million, or $1.06 per diluted share, which is comparable with operating earnings of $181 million, or $1.12 per diluted share for the same period in 2002.

     DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings power from ongoing operations, and uses operating earnings as the primary performance measurement for external communications with analysts and investors regarding its earnings outlook and results. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the DTE Energy Board of Directors. The attached statements at the end of this release show, on an after tax-basis, the specific items included in DTE Energy’s reported earnings, but excluded from operating earnings.

     “DTE Energy posted reasonable first quarter operating earnings versus last year, given the uncertainties of the current market,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “This quarter’s performance clearly illustrates the benefits of our business portfolio approach.”

     “Our non-regulated businesses showed another period of strong earnings, led by our coal-based synthetic fuels business and energy trading,” he said. “This increase partially offset the year-over-year cost pressures at our regulated electric and gas utilities. As I indicated at our annual shareholders meeting, we will pursue a rate case to address these cost pressures with the Michigan Public Service Commission for both Detroit Edison and MichCon. We plan on filing the electric rate case this quarter and the gas rate case later this year.”

     Operating earnings results for the first quarter of 2003, by business unit, were as follows:

•	DTE Energy Resources earnings were $0.62 per share versus $0.69 per share in the first quarter of 2002. The regulated operations of this business unit, which include the power generation services of Detroit Edison, decreased $0.23 per share versus 2002. Favorable weather impacts were offset by the cost of maintenance outages at several power plants during the quarter and higher associated replacement power costs. The company

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typically schedules much of its plant maintenance in the first or fourth quarters in anticipation of the summer generating season. Higher employee pension and healthcare benefit costs also contributed to the year-over-year decline. The non-regulated operations of this business unit include the company’s energy services, energy marketing and trading, coal services and landfill gas recovery (biomass) businesses. Non-regulated operations contributed an incremental $0.16 per share versus 2002, largely due to higher synthetic fuel production in the energy services operations and increased margins in energy marketing and trading.

•	DTE Energy Distribution contributed $0.03 per share versus $0.15 per share for the same period last year. The regulated operations of this business unit include the electric distribution services of Detroit Edison. These regulated operations experienced a year-over-year decline of $0.12 per share, driven by increased costs for customer service process improvements, and increased employee pension and healthcare benefit costs. This was partially offset by lower maintenance expenses due to the absence of storms, which negatively impacted the first quarter 2002. The non-regulated operations of this business unit consist primarily of DTE Energy Technologies, which markets and distributes a broad portfolio of distributed generation products and services. Earnings decreased by $0.01 per share year-over-year for this business.

•	DTE Energy Gas earnings for the first quarter 2003 increased to $0.50 per share versus $0.37 per share the same period last year. The regulated operations include the gas distribution services provided by Michigan Consolidated Gas Co. (MichCon). Regulated operations were up $0.12 per share in the first quarter, driven by increased sales due to colder weather, and partially offset by increased employee pension and healthcare benefit costs. Non-regulated operations include the production of gas in northern Michigan and the gathering, processing and storing of gas. The earnings of these operations increased by $0.01 per share year-over-year.

•	Corporate & Other includes interest costs, as well as certain non-regulated investments, including assets held for sale, and in emerging energy technologies. For the first quarter 2003, Corporate & Other expenses were flat versus the same period last year.

     “This is a challenging year, with several key drivers of our earnings, such as summer weather and the pace of economic recovery, yet to play out,” Earley said. “Our business plan remains on track, although we expect a change in the mix of earnings contributions from DTE Energy’s businesses.”

     “We anticipate lower full-year earnings from our regulated electric business, based on first quarter results, as well as the costs associated with a catastrophic ice storm that hit our service area last month and left more than 400,000 customers without power,” he said. “Our non-regulated businesses, however, had a strong first quarter, and we believe that these operations, led by our synthetic fuels business and energy trading operations, are poised to outperform our original earnings expectations for the year.”

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     “Navigating the challenges of a soft economy and escalating cost pressures continues to be a priority for DTE Energy,” Earley continued. “We have a committed management team, dedicated employees, and a solid game plan in place to meet these challenges, and deliver positive results.”

     The company also clarified its 2003 operating earnings guidance. The previous 2003 operating earnings guidance, $3.90 — $4.10 per share, included the earnings from its transmission business, with a business as usual assumption. Now that the transmission business has been sold, it is classified as a discontinued operation and the associated 2003 earnings from this business will not be in operating earnings. The company is maintaining its earnings guidance on a comparable basis, but adjusting it to reflect the sale of the transmission business. As a result, 2003 operating earnings guidance is now $3.75 — $3.95 per share. The reconciliation of the company’s 2003 operating earnings guidance to reported earnings can be found at the end of this release.

     David E. Meador, DTE Energy senior vice president and chief financial officer, commented on other financial highlights of the quarter:

     “In these uncertain times, we continue our commitment to financial stability and responsible growth,” Meador said. “During the first quarter, we closed the sale of our transmission business, and used a portion of proceeds from the sale to further strengthen an already solid balance sheet. We also successfully issued $400 million in 30-year notes at extremely attractive interest rates, demonstrating our ready access to the capital markets.”

     “The company’s debt/equity ratio, at 51 percent, is well within our target range of 50 to 55 percent,” he continued. “DTE Energy remains a financially sound, well-positioned company.”

     This earnings announcement, as well as a package of detailed financial information, is available on the company’s website at www.dteenergy.com in the “Investors” page.

     DTE Energy will conduct a conference call with the investment community at 2:00 p.m. EDT on Friday, May 2, to discuss first quarter earnings results. Investors, the news media and the public may listen to a live Internet broadcast of the DTE Energy conference call at www.dteenergy.com.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

The information contained in this document is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and

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conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to, timing and extent of changes in interest rates; access to the capital markets and capital market conditions and other financing efforts which can be affected by credit agency ratings required; ability to utilize Section 29 tax credits or sell interest in facilities producing such credits; the level of borrowings; the effects of weather and other natural phenomena on operations and actual sales; economic climate and growth in the geographic areas in which DTE Energy does business; unplanned outages; the cost of protecting assets against or damage due to terrorism; nuclear regulations and risks associated with nuclear operations; changes in the cost of fuel, purchased power and natural gas; the effects of competition; the implementation of electric and gas customer choice programs; the implementation of electric and gas utility restructuring in Michigan; environmental issues, including changes in the climate, and regulations, and the contributions to earnings by non-regulated businesses. This news release should also be read in conjunction with the forward-looking statements in DTE Energy’s, MichCon’s and Detroit Edison’s 2002 Form 10-K Item 1, and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media – For Further Information:

Lorie N. Kessler	Len Singer
(313) 235-8807	(313) 235-8809

Analysts – For Further Information:

Investor Relations
(313) 235-8030

Reconciliation of DTE Energy 2003 Operating Earnings Guidance to Reported Earnings

2003 Operating Earnings Guidance	$3.75-$3.95

Net Impact of ITC Sale	0.44
Reserve for disallowance of gas costs	(0.10)
Contribution to DTE Energy Foundation	(0.06)
Loss on Sale of Steam Heating Business	(0.08)
FAS 143 Asset Retirement Obligations	(0.07)
Other Non Strategic Asset Sales	0.07
Total Adjustments	0.20
2003 Reported Earnings	$3.95–$4.15*

* Diluted earnings per share calculation for US GAAP purposes is based on total net income.

DTE Energy Company
Segment Net Income (Unaudited)

	2003				2002

	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated – Power Generation	$25	$—		$25	$61	$—		$61
Non-regulated
Energy Services	51	—		51	32	—		32
Energy Marketing & Trading	44	(16)	A	28	18	—		18
Other	—	—		—	—	—		—

Total Non-regulated	95	(16)		79	50	—		50

	120	(16)		104	111	—		111

Energy Distribution
Regulated – Power Distribution	(4)	14	B	10	27	—		27
Non-regulated	(4)	—		(4)	(3)	—		(3)

	(8)	14		6	24	—		24

Energy Gas
Regulated – Gas Distribution	59	17	C	76	54	—		54
Non-regulated	8	—		8	6	—		6

	67	17		84	60	—		60

		10	D
Corporate and Other	(71)	45	E	(16)	(3)	(11)	E	(14)

	(71)	55		(16)	(3)	(11)		(14)

Income from Continuing Operations
Regulated	80	31		111	142	—		142
Non-regulated	28	39		67	50	(11)		39

	108	70		178	192	(11)		181

Discontinued Operations — ITC
Income from operations	5	(5)	F	—	8	(8)	F	—
Gain on sale	69	(69)	G	—	—	—		—

	74	(74)		—	8	(8)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	(11)	11	H	—	—	—		—
Energy trading activities	(16)	16	I	—	—	—		—

	(27)	27		—	—	—		—

Net Income	$155	$23		$178	$200	$(19)		$181

Adjustments Key
A) Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

B) Loss on sale of steam heating business	Sold Detroit Edison steam heating business

C) Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs

D) Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation

E) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted

F) Adjust for discontinued operations of ITC	Sold International Transmission Company

G) Gain on sale of ITC	Sold International Transmission Company

H) Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143

I) Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

		2003				2002

	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated – Power Generation	$0.15	$—		$0.15	$0.38	$—		$0.38
Non-regulated
Energy Services	0.30	—		0.30	0.20	—		0.20
Energy Marketing & Trading	0.26	(0.09)	A	0.17	0.11	—		0.11
Other	—	—		—	—	—		—

Total Non-regulated	0.56	(0.09)		0.47	0.31	—		0.31

	0.71	(0.09)		0.62	0.69	—		0.69

Energy Distribution
Regulated – Power Distribution	(0.02)	0.08	B	0.06	0.17	—		0.17
Non-regulated	(0.03)	—		(0.03)	(0.02)	—		(0.02)

	(0.05)	0.08		0.03	0.15	—		0.15

Energy Gas
Regulated – Gas Distribution	0.35	0.10	C	0.45	0.33	—		0.33
Non-regulated	0.05	—		0.05	0.04	—		0.04

	0.40	0.10		0.50	0.37	—		0.37

		0.06	D
Corporate and Other	(0.42)	0.27	E	(0.09)	(0.02)	(0.07)	E	(0.09)

	(0.42)	0.33		(0.09)	(0.02)	(0.07)		(0.09)

Income from Continuing Operations
Regulated	0.48	0.18		0.66	0.88	—		0.88
Non-regulated	0.16	0.24		0.40	0.31	(0.07)		0.24

	0.64	0.42		1.06	1.19	(0.07)		1.12

Discontinued Operations — ITC
Income from operations	0.03	(0.03)	F	—	0.05	(0.05)	F	—
Gain on sale	0.41	(0.41)	G	—	—	—		—

	0.44	(0.44)		—	0.05	(0.05)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	(0.07)	0.07	H	—	—	—		—
Energy trading activities	(0.09)	0.09	I	—	—	—		—

	(0.16)	0.16		—	—	—		—
Total	$0.92	$0.14		$1.06	$1.24	$(0.12)		$1.12

Adjustments Key
A) Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

B) Loss on sale of steam heating business	Sold Detroit Edison steam heating business

C) Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs

D) Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation

E) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted

F) Adjust for discontinued operations of ITC	Sold International Transmission Company

G) Gain on sale of ITC	Sold International Transmission Company

H) Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143

I) Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10